Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Qualstar Corporation & Subsidiary on Form S-8 of our report dated March 7, 2019, with respect to our audits of the consolidated financial statements as of December 31, 2018 and December 31, 2017 and for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of Qualstar Corporation & Subsidiary for the year ended December 31, 2018.

/s/ RBSM LLP

RBSM LLP

Larkspur, California

August 21, 2019